UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

Banjo & Matilda, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54277	27-1519178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

76 William Street, Paddington, NSW Australia	2021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-61-2-8069-2665

______________________________________________________
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Sale of Unregistered Equity Securities

On May 16, 2014, Banjo & Matilda Inc. (the “Company”) received $75,800 from KBM Worldwide, Inc. (the “Investor”) in consideration of its Convertible Promissory Note, in the principal amount of $75,800, (the “Convertible Note”)  issued to the Investor pursuant to that Securities Purchase Agreement, dated as of even date therewith, between the Company and the Investor (the “Purchase Agreement”).

The Convertible Note bears interest at the rate of 8% per annum and is due on February 6, 2015.  Upon the failure to pay any amount of principal or interest, when due, such unpaid principal and interest shall bear interest at a default rate of 22% per annum until paid in full.

All or any portion of the principal amount of the Convertible Note and all accrued interest is convertible at the option of the holder into common stock of the Company (the “Common Stock”) at any time, commencing on the date which is 180-days following the issuance date of the Convertible Note and ending on the later of the maturity date and the date of payment of any “parity value” of the Convertible Note, defined in the Convertible Note generally as the outstanding principal amount of the Convertible Note, plus accrued and unpaid interest thereon and any default amounts.

The conversion price shall be equal to the product of (i) 65% multiplied by (ii) the market price, which is defined as the average of the lowest five-day closing bid price for the shares of Common Stock during the ten-day trading day period ending on the latest complete trading day prior to the date of conversion, subject to equitable adjustments for stock splits, stock dividends, recapitalization and similar events.  The conversion price is also subject to full-ratchet dilutive protection by which the conversion price shall be reduced to the amount of consideration per share received in the event of the issuance or sale, or deemed issuance or sale, of any shares of Common Stock by the Company for no consideration or a consideration per share less than the conversion price calculated at the time of such issuance or sale or deemed issuance or sale.

The Company has covenanted to keep sufficient shares of the Common Stock available for issuance upon conversion of the Convertible Note.  At no time may the Convertible Note be converted into that number of shares of Common Stock of the Company that would result in an aggregate beneficial ownership of the Investor and its affiliates in excess of 4.99% of the then outstanding shares of the Company’s shares of Common Stock.

The Company may prepay in full the unpaid principal and interest on the Convertible Note, upon notice any time prior to the 180th day after the issuance date.   Any prepayment is subject to payment of a prepayment amount ranging from 110% to 135% of the then outstanding balance on the Convertible Note  (inclusive of accrued and unpaid interest and any default amounts then owing), depending on when such prepayment is made.  Failure to prepay within two (2) business days of a prepayment notice given by the Company shall result in the permanent forfeiture of its right to prepay the Convertible Note.

Under the terms of the Purchase Agreement, the Company also granted to the Investor a right of first refusal in regards to any future equity or hybrid financing in an amount less than $75,000 entered into by the Company within six-months of the issuance date of the Convertible Note.

The Purchase Agreement contains standard representations and warranties of the parties thereto, including representations as to the Company’s capital structure and the Investor’s investment intent and “accredited investor” status, respectively.

Neither the Convertible Note nor the underlying shares have registration rights and are subject to the rights and restrictions of Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”).  The Convertible Notes and the underlying shares of common stock were offered and sold to a single accredited investor in a transaction not involving a “public offering” (as defined in Section 4(2)) due to the limited number of investors, the size of the offering and the manner of the offering and, accordingly, were exempt from registration under Section 4(2) of the Securities Act.

The foregoing description of the Convertible Note and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, the forms of which are filed as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement dated as of May 16, 2014 between Banjo & Matilda, Inc. and KBM Worldwide, Inc.

10.2	Form of Convertible Promissory Note, dated May 16, 2014, in the principal amount of $75,800, made by Banjo Matilda for the benefit of KBM Worldwide, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANJO & MATILDA, INC.

Dated: July 2, 2014	By:	/s/ Brendan Macpherson
	Name:	Brendan Macpherson
	Title:	Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement dated as of May 16, 2014 between Banjo & Matilda, Inc. and KBM Worldwide, Inc.

10.2	Form of Convertible Promissory Note, dated May 16, 2014, in the principal amount of $75,800, made by Banjo Matilda for the benefit of KBM Worldwide, Inc.